UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2006

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-20939	13-3696170
(Commission File Number)	(IRS Employer Identification Number)

235 Second Street

San Francisco, CA 94105

(Address of principal executive offices including zip code)

(415) 344-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Revised Outside Director Compensation Plan

On October 17, 2006, our Board of Directors and the Compensation Committee of our Board of Directors approved the amendment and restatement of our Outside Director Compensation Plan. Under the revised plan, each director who has not been employed by us during the previous three years will receive the following compensation:

•	Annual Cash Retainer

•	Annual retainer of $15,000 payable in cash in equal installments on a quarterly basis; and

•	Annual retainer of $10,000 for the Chairman of the Board of Directors, $8,000 for the Chair of the Audit Committee and $5,000 for the Chair of each other committee, payable in cash in equal installments on a quarterly basis.

•	Meeting Fees

•	A fee equal to $2,000 for each Board meeting attended in person and $500 for each Board Meeting attended via telephone; and

•	A fee equal to $1,000 for each committee meeting attended either in person or via telephone, provided that no fees shall be paid with respect to committee meetings held in conjunction with Board meetings.

•	Option Grants

•	Annual option grant in the amount of 20,000 shares to all directors made on the same date as the annual company-wide grant to all employees;

•	Annual option grant in the amount of 20,000 shares to any non-executive Chairman of the Board of Directors, made on the same date as the annual company-wide option grant to all employees, but with the first such grant made on October 17, 2006 upon effectiveness of the revised plan; and

•	A one-time option grant in the amount of 60,000 shares made at the time a director joins our Board.

All of the options granted to directors under the revised plan are immediately exercisable on the date of grant, but the common stock issued upon exercise remains subject to repurchase by the Company at original cost. With respect to the annual option grant to all directors and the annual option grant to any non-executive chairman, this repurchase right lapses and the optionee’s rights vest in 12 equal monthly installments beginning on the first day of the first month after the effective date of grant. With respect to the one-

time option grant to new directors, the repurchase right lapses and 1/3 of the optionee’s rights vest on the first anniversary of the effective date of grant and thereafter the remaining rights vest at the rate of 1/36 per month beginning on the first day of the first month following the first annual vesting, for so long as the optionee remains a director of the Company. In addition, vesting of all of these option grants will automatically accelerate upon any sale of the Company through a merger, recapitalization, reorganization, asset sale, tender offer or similar event.

The description above is a summary and is qualified in its entirety by the Outside Director Compensation Plan, which is filed as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Approval of Option Grant for Jarl Mohn

In connection with the appointment of Jarl Mohn as Chairman of our Board of Directors and pursuant to the revised Outside Director Compensation Plan, on October 17, 2006 the Board of Directors and the Compensation Committee of the Board of Directors approved a grant of 20,000 options to Jarl Mohn at an exercise price of $9.19 per share. The exercise price of these options is equal to the closing price of our common stock on the date of grant.

Approval of Salary, Bonus and Option Grant for Neil Ashe

In connection with the appointment of Neil Ashe as our Chief Executive Officer, on October 17, 2006 the Board of Directors and the Compensation Committee of the Board of Directors approved a grant of 1,500,000 options to Neil Ashe at an exercise price of $9.19 per share. The exercise price of these options is equal to the closing price of our common stock on the date of grant. The Board of Directors, upon the recommendation of the Compensation Committee, approved an annual salary for Mr. Ashe of $500,000 and a bonus of $400,000 if 100% of Mr. Ashe’s performance goals are achieved. In addition, the Board of Directors authorized the Compensation Committee to negotiate the terms of an employment agreement with Mr. Ashe.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	CNET Networks, Inc. Outside Director Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2006

CNET Networks, Inc.

By:	/s/ George Mazzotta
Name:	George Mazzotta
Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	CNET Networks, Inc. Outside Director Compensation Plan